                                                                   EXHIBIT 99.1

[ENSTAR LOGO]                                                     PRESS RELEASE
--------------------------------------------------------------------------------

Date:        May 15, 2003                    Contact:   Amy M. Dunaway
For Release: Immediately                     Telephone: (334) 834-5483

              THE ENSTAR GROUP, INC. REPORTS FIRST QUARTER RESULTS

         Montgomery, Alabama - May 15, 2003-- The Enstar Group, Inc. ("Enstar" or the Company") (Nasdaq:ESGR) today reported its earnings and financial position for the quarter ended March 31, 2003.

         Enstar reported net income of $69,000, or $0.01 per share (diluted), for the quarter ended March 31, 2003, compared to net income of $2,505,000, or $.44 per share (diluted), for the same period in 2002. The decrease in net income was primarily attributable to Enstar's interest in the earnings of Castlewood Holdings Limited and B.H. Acquisition Limited, decreased interest income because of lower interest rates and a reduction in cash and cash equivalents, and increased income taxes. Income tax expense increased due an increase in the valuation allowance against certain deferred tax assets, and because the Company used its remaining net operating loss carryforwards in 2002.

         The Company's total assets were $129,396,000 at March 31, 2003, consisting primarily of $69,675,000 in cash, cash equivalents and certificates of deposit and $55,384,000 in ownership of operating businesses. Total assets were $128,609,000 at December 31, 2002. Shareholders' equity was $120,434,000 at March 31, 2003, up from $120,249,000 at December 31, 2002. At March 31,
2003, Enstar had 5,465,753 shares of its common stock outstanding with a book value per share of $22.03.

         Enstar continues to actively search for additional operating businesses that meet its acquisition criteria. The worldwide search is principally focused on the financial services industry.

                             THE ENSTAR GROUP, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                      March 31,       Dec. 31,
                                                        2003            2002
                                                      ---------       --------
                                                       (dollars in thousands)
                                                             (unaudited)

Total assets                                          $129,396        $128,609
                                                      ========        ========

Total liabilities                                     $  8,962        $  8,360
Total shareholders' equity                            $120,434        $120,249
                                                      --------        --------
Total liabilities and shareholders' equity            $129,396        $128,609
                                                      ========        ========

                                      MORE

                             THE ENSTAR GROUP, INC.
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                            AND COMPREHENSIVE INCOME

                                                                         Three Months Ended
                                                                   -------------------------------
                                                                    March 31,           March 31,
                                                                      2003                2002
                                                                   -----------         -----------
                                                                       (dollars in thousands,
                                                                       except per share data)
                                                                             (unaudited)

Interest income                                                    $       237         $       418
Earnings of partially owned equity affiliates                            1,025               1,886
Other income                                                               100                  --
General and administrative expenses                                       (790)               (728)
                                                                   -----------         -----------
Income before income taxes and cumulative effect of
         a change in accounting principle                                  572               1,576
Income taxes                                                              (503)                (38)
                                                                   -----------         -----------
Income before cumulative effect of a change in
         accounting principle                                               69               1,538
Cumulative effect of a change in accounting principle                       --                 967
                                                                   -----------         -----------
Net income                                                         $        69         $     2,505
                                                                   ===========         ===========
Comprehensive income                                               $        44         $     2,322
                                                                   ===========         ===========


Weighted average shares outstanding - basic                          5,465,753           5,465,753
                                                                   ===========         ===========
Weighted average shares outstanding - assuming dilution              5,842,116           5,731,540
                                                                   ===========         ===========

Net income per common share - basic                                $       .01         $       .46
                                                                   ===========         ===========
Net income per common share - assuming dilution                    $       .01         $       .44
                                                                   ===========         ===========

                                     * * *

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the intent, belief or current expectations of Enstar and its management team. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements contained in this press release are set forth in the Safe Harbor Compliance Statement for Forward-Looking Statements included as Exhibit 99.1 to Enstar's Form 10-K for the year ended December 31, 2002, and are hereby incorporated herein by reference.

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